Mail Stop 3561

      							November 1, 2005

VIA INTERNATIONAL MAIL AND FAX +31 (0) 104 987 722


Mr.  Michiel Heere
Chief Financial Officer
Rivium Quadrant 183-177 15th Floor
2909 LC Capelle aan den IJssel
The Netherlands

	Re:	Mobifon Holdings B.V.
      Form 20-F for Fiscal Year Ended December 31, 2004
      Form 6-K
		Filed May 19, 2005
		File No.  333-108879

Dear Mr. Heere:

      We have completed our review of your 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director



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Mr. Yves Normand
Mobifon Holdings B.V.
August 10, 2005
Page 1


UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE